EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, MN 55344

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SUPERVALU INC., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company of an indeterminate amount of its Senior Notes (the “Notes”).

For purposes of this opinion we have examined the following:

(a) the Restated Certificate of Incorporation of the Company;

(b) the Restated Bylaws of the Company, as amended;

(c) resolutions of the Board of Directors of the Company adopted on April 7, 2009 (the “Resolutions”);

(d) the Indenture dated as of July 1, 1987, as supplemented (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the “Trustee”); and

(e) the Registration Statement, including the preliminary prospectus included therein (such preliminary prospectus, together with any final prospectus relating to the Notes filed by the Company with the Securities and Exchange Commission, the “Prospectus”).

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that when (a) the specific terms of the Notes have been duly established under the terms of the Resolutions and the Indenture and (b) the instruments representing the Notes have been duly authenticated by the Trustee and duly executed and delivered by the Company against payment therefor in accordance with the terms of the Resolutions and the Indenture and as contemplated by the Registration Statement and the Prospectus, the Notes will constitute binding obligations of the Company.

The opinion set forth above is subject to the following qualifications and exceptions:

(a) Our opinion stated above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b) Our opinion stated above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, (ii) waivers by the Company of any statutory or constitutional rights or remedies or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

(d) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinion expressed above is limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Dated: April 30, 2009

Very truly yours,

/s/  Dorsey & Whitney LLP

GLT/CFS